Exhibit 10.4
FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of December 5, 2014 (the “First Amendment Effective Date”), by and among VERTEX ENERGY OPERATING, LLC, a Texas limited liability company (“Vertex-Operating”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings” and together with Vertex-Operating, “Borrowers” and each individually, a “Borrower”), and BANK OF AMERICA, N.A. (“Lender”), and acknowledged and agreed to by the Guarantors party hereto.

RECITALS

A.           Vertex-Operating, Holdings, and Lender are parties to that certain Amended and Restated Credit Agreement, dated as of May 2, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement);

B.           Certain Events of Default have occurred and are continuing, including, without limitation, the Events of Default set forth on Schedule A to this Amendment (the “Designated Defaults”);

C.           Holdings formed a new subsidiary, Vertex Refining OH, LLC (“Vertex Refining OH”), an Ohio limited liability company, on August 28, 2014.

D.           Vertex-Operating, Holdings and Vertex Refining OH desire to acquire certain assets of Heartland Group Holdings, LLC (“Heartland”), a Delaware limited liability company, (such acquisition, the “Heartland Acquisition”) pursuant to that certain Asset Purchase Agreement by and among Vertex-Operating, Holdings, Vertex Refining OH and Heartland dated effective as of October 21, 2014 (as amended, restated, supplemented or otherwise modified from time to time); and

E.           Notwithstanding the Designated Defaults, Borrowers have requested that Lender consent to the Heartland Acquisition and amend certain provisions of the Credit Agreement and, subject to the terms and conditions hereof, Lender is willing to do so;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A.           ACKNOWLEDGEMENT OF DEFAULT; RESERVATION OF RIGHTS

1.           Lender is not obligated to make or continue any Credit Extensions to Borrowers while any of the Designated Defaults exist and are continuing or any other Event of Defaults exists.  Any Credit Extension to Borrowers after the First Amendment Effective Date shall be in Lender’s sole discretion and subject to obtaining internal credit approval. Each request by Borrowers to Lender for a Credit Extension must be accompanied by updated financial projections, including a forecast balance sheet, income statement and rolling 13-week cash forecast, and if an Event of Default exists at the time such Credit Extension is made, a written release by each Company of all claims against Lender, in form acceptable to Lender.   If Lender elects in its sole discretion to make a Loan or other Credit Extension to Borrowers under the Credit Agreement, Lender shall not be obligated to make any additional or subsequent Loan or other Credit Extension to Borrowers.

2.           Each Company acknowledges and agrees that (i) each of the Designated Defaults constitutes an Event of Default that has occurred and is continuing, (ii) none of the Designated Defaults has been cured or waived as of the date hereof, and (iii) except for the Designated Defaults, no other Events of Default have occurred and are continuing as of the date hereof.  Each of the Designated Defaults permits Lender (i) to accelerate the Obligation, (ii) to require payment of accrued default interest in respect of the Obligation (as of any date from and after the date on which the first Designated Default first occurred) and to convert any or all LIBOR Loans into Base Rate Loans, (iii) to commence any legal or other action to collect any or all of the Obligation from any Company or all of Companies, and any other person liable therefor and/or any Collateral, (iv) to foreclose or otherwise realize on any or all of the Collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligation, any or all of the Collateral, (v) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the other Loan Documents or applicable law, and (vi) to reject any forbearance, financial restructuring or other proposal made by or on behalf of any Company or any creditor or equity holder.

3.           Each Company further acknowledges and agrees that (i) nothing in this Amendment, including, without limitation, the amendments set forth in Section B and the consent set forth in Section C, constitutes a waiver, consent or agreement to forbear with respect to the Designated Defaults, and (ii) both prior to and after giving effect to this Amendment, Lender retains all rights, powers, privileges and remedies under the Credit Agreement, the other Loan Documents and/or applicable law, including without limitation, the rights and remedies referred to in Section A(2).

B.           AMENDMENTS

1.           Section 1.1 of the Credit Agreement is amended by inserting the following new definitions in their appropriate alphabetical order:

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Section 10 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Borrowers and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by it or any of its properties is bound or to which it or any of its properties is subject.

“First Amendment Effective Date” means December 5, 2014.

“Heartland Acquisition” means the acquisition by Vertex Refining OH of certain assets of Heartland Group Holdings, LLC, a Delaware limited liability company, pursuant to and in accordance with the terms set forth in the Heartland Purchase Agreement and this Amendment, and the payment by Vertex-Operating of transaction costs and expenses incurred in order to consummate the closing of such acquisition.

“Heartland Acquisition Documents” means the Heartland Purchase Agreement, the Vertex OH Shared Services Agreement, the Escrow Agreement (as defined in the Heartland Purchase Agreement), all leases of Vertex Refining OH with the Seller (as defined in the Heartland Purchase Agreement) and each other document entered into by Holdings or any of its Subsidiaries in connection with the Heartland Acquisition,

“Heartland Purchase Agreement” means that certain Asset Purchase Agreement, dated effective as of October 21, 2014, among Holdings, Vertex-Operating, Vertex Refining OH and Heartland Group Holdings, LLC, a Delaware limited liability company, as amended by that certain First Amendment to Asset Purchase Agreement dated as of November 26, 2014 and that certain Second Amendment to Asset Purchase Agreement dated as of December 5, 2014.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any company in any real property.

“Vertex OH Shared Services Agreement” means that certain Shared Services Agreement, dated as of December 5, 2014, between Vertex Refining OH and Vertex-Operating, as amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Vertex Refining OH” means Vertex Refining OH, LLC, an Ohio limited liability company.

2.           The defined term “Company” contained in Section 1.1 of the Credit Agreement is amended by adding the following sentence at the end thereof:

“In addition, Vertex Refining OH shall be deemed not to be a “Company” for purposes of determining the financial covenants set forth in this Agreement, whether used in determining the Applicable Margin, measuring the financial covenants set forth in Section 10 hereof (other than Section 10.6), determining the Borrowing Base or otherwise, including, without limitation, determining the Leverage Ratio and Consolidated Total Debt.”

3.           Clause (b) of the definition of “Permitted Debt” in Section 1.1 of the Credit Agreement is amended by inserting the following new language at the end of such clause (b): “provided, further, that Vertex Refining OH shall not be permitted to guaranty any Debt under or with respect to the GS Term Loan Agreement;”

4.           Section 2.3(c)(iii)(b) of the Credit Agreement is amended by replacing Section 2.3(c)(iii)(b) in its entirety with the following:

“(b)  if such Net Proceeds are used in accordance with the terms of Section 2.13(c) of the GS Term Loan Agreement as in effect on the First Amendment Effective Date, or”

5.           Section 8.1(b) of the Credit Agreement is amended by replacing the parenthetical “(and the consolidating financial statements of Vertex-NV)” where it appears with the following parenthetical:

“(and the consolidating financial statements of Vertex-NV and of Vertex Refining OH)”

6.           Section 8.1(d) of the Credit Agreement is amended by replacing Section 8.1(d) in its entirety with the following:

“(d)  Promptly after preparation, and in any event within 30 days after the end of each month, the consolidated balance sheet of Holdings and its Subsidiaries and consolidating balance sheet of Vertex-NV and of Vertex Refining OH, in each case as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries and consolidating statements of income and cash flows of Vertex-NV and of Vertex Refining OH, in each case for such month and for the period from the beginning of the then current fiscal year to the end of such month, which are identical in form and substance to the monthly financial reports required to be delivered to the Term Loan Agent under the GS Term Loan Agreement;”

7.           Section 8.17 of the Credit Agreement is amended by inserting the following new clause (d) at the end thereof:

 “(d)  No Commingling.  Borrowers will not commingle, and Borrowers will cause each Subsidiary not to commingle, their funds or assets with those of Vertex Refining OH, which shall maintain separate books and records, assets and funds for all purposes.”

8.           Section 9.11 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

“9.11.   Transactions with Shareholders and Affiliates.  No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Holdings or of any such holder; provided, however, that the each Company may enter into or permit to exist any such transaction if both (i) Lender in its sole discretion has consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Borrowers or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between Borrowers and any Guarantor permitted under the terms of this Agreement (except that unless and until the Vertex-NV Ring Fence Termination Date has occurred, Vertex-NV shall not enter into any transaction with Holdings or its other Subsidiaries unless such transaction is subject to and in accordance with a master shared services agreement approved in writing by Lender or otherwise approved in writing by Lender); (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions under and in accordance with the Vertex OH Shared Services Agreement; (e) the purchase by Benjamin Paul Cowart, trustee of the Benjamin Paul Cowart 2012 GRAT U/A dated April 17, 2012 and by Shelley T. Cowart, trustee of the Shelley T. Cowart 2012 GRAT U/A dated April 17, 2012 (collectively, the “Cowart GRATs”) of $1,500,000 of Capital Stock on or about the First Amendment Effective Date and the issuance by Holdings of warrants to the Cowart GRATs in connection therewith, the proceeds of which shall be contributed by Holdings to Vertex Refining OH, and (f) transactions described in Schedule 7.15.  Borrowers shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Lender.”

9.           Section 9 of the Credit Agreement is amended by inserting the following new Section 9.15 at the end of thereof:

“9.15 Vertex Refining OH.

(a)       Notwithstanding anything to the contrary in Section 9.1, Vertex Refining OH may obtain loans from financial institutions other than Lender or lenders party to the GS Term Loan Agreement, provided that at no time shall (i) Vertex Refining OH accept any loans or investments from Borrowers or any Guarantor, (ii) any Company guarantee, secure, provide credit support or in any way become obligated on any debt, obligations or liabilities (whether contingent, matured, or unmatured) of Vertex Refining OH, and (iii) any accounts, inventory or other assets of Vertex Refining OH be included in the Borrowing Base.

(b)       Notwithstanding anything to the contrary in Section 9.2, Vertex Refining OH may grant liens to secure its debt provided that such debt is permitted to be incurred under preceding clause (a).

(c)       Notwithstanding anything to the contrary in Section 9.4, no investments shall be made by any Company in Vertex Refining OH, except for investments made by Holdings in Vertex Refining OH from the proceeds of an issuance of common stock by Holdings.

(d)       No Company may make any intercompany loans or other extensions of credit to Vertex Refining OH, and neither Vertex Refining OH nor any Company may make any “earn-out” payment or similar payments under the Heartland Acquisition if a Default or Event of Default exists at the time of such payment or would arise after giving effect to any such payment, unless such payment is made solely with proceeds of an issuance of common stock of Holdings, or from cash on hand generated by Vertex Refining OH in its business, and Borrowers shall provide notice to Lender prior to such payment being made and shall further demonstrate that such payment is permitted to be made under the GS Term Loan Agreement.

(e)       Notwithstanding any to the contrary in Section 9.6, in no event shall Vertex Refining OH be merged with or into Holdings or any of its other Subsidiaries.  Furthermore, in no event shall Vertex Refining OH voluntarily liquidate, merge, dissolve with or into Holdings or any of its other Subsidiaries, or have any part of its business, property or assets conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any of its other Subsidiaries.

(f)       No Company shall agree to, nor shall it permit any of its Subsidiaries to agree to, any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Heartland Acquisition Document without in each case obtaining the prior written consent of Lender to such amendment, restatement, supplement or other modification or waiver.

(g)       Following the closing of the Heartland Acquisition, Vertex Refining OH is permitted to pay, directly from cash on hand generated by Vertex Refining OH in its business, or from the proceeds of a common stock issuance by Holdings, (i) for out of pocket costs of Vertex Refining OH for certain cleanup costs related to the Norwalk facility, but not to exceed $200,000 in the aggregate, and (ii) for certain capital expenditure upgrades to the Heartland facilities not to exceed $1,300,000 in the aggregate.

(h)       Vertex Refining OH shall be not be included as a “Subsidiary” for purposes of determining the financial covenants set forth in this Agreement, whether used in determining the Applicable Margin, measuring the financial covenants set forth in Section 10 hereof (other than Section 10.6), determining the Borrowing Base or otherwise, including, without limitation, determining the Leverage Ratio and Consolidated Total Debt.”

10.           Section 10 of the Credit Agreement is amended by inserting the following new Section 10.6 at the end thereof:

“10.6   Minimum Vertex OH Liquidity.  Borrowers shall not permit unrestricted Cash and Cash Equivalents held by Vertex Refining OH to be less than $500,000 at any time from and after the First Amendment Effective Date.”

C.           CONSENT AND RESERVATION OF RIGHTS

1.           Notwithstanding the failure of the Heartland Acquisition to satisfy the requirements of the definition of “Permitted Acquisition” and the failure of the Companies to satisfy the requirements of Sections 6.1 and 6.3 of the Credit Agreement with respect to Vertex Refining OH and the assets acquired in the Heartland Acquisition, subject to the conditions set forth in Section E below, Lender hereby consents to the Heartland Acquisition in accordance with the terms of the Heartland Purchase Agreement and the other Heartland Acquisition Documents and waives the requirements of the definition of “Permitted Acquisition” and the failure of the Borrowers to satisfy the requirements of Sections 6.1 and 6.3 of the Credit Agreement with respect to Vertex Refining OH; provided, that (x) the Heartland Acquisition must satisfy clauses (d), (e), (g)(y), and (h), of the definition of “Permitted Acquisition” and (y) the only consideration payable by Borrowers and their Subsidiaries in connection with the Heartland Acquisition shall be common stock of Holdings and other cash amounts expressly permitted to be paid under Section 9.15 of the Credit Agreement.

2.           By consenting to the Heartland Acquisition and waiving the requirements set forth in paragraph C.1 above, Borrowers and each Guarantor acknowledge that Lender has not waived the Designated Defaults and Lender expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, other Loan Documents and/or applicable law.  Lender may exercise all of its powers, privileges and remedies, including those set forth in the Credit Agreement, the other Loan Documents or applicable law, at any time in its sole and absolute discretion without further notice.  No oral representations or course of dealing on the part of Lender or any of its officers, employees or agents, and no failure or delay by Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, the other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

D.           RELEASE

1.           In consideration of, among other things, Lender’s execution and delivery of this Agreement, each Borrower and the other Companies, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against Lender in any capacity and its affiliates, subsidiaries, and its successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among the Borrowers and the other Companies, on the one hand, and Lender, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof.  In entering into this Agreement, each Borrower and each other Company consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.  The provisions of this Section shall survive the termination of this Amendment, the Credit Agreement, the other Loan Documents and payment in full of the Obligation.

2.           Each Company hereby agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of each Company, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Credit Agreement, the other Loan Documents, this Amendment or any other document executed and/or delivered in connection herewith or therewith; provided, that no Company shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Company agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law.  The foregoing indemnity shall survive the termination of this Amendment, the Credit Agreement, the other Loan Documents and the payment in full of the Obligation.

3.           Each of Company on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Company pursuant to Section D(1) hereof.  If any Company or any of its successors, assigns or other legal representatives violates the foregoing covenant, each Company, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

E.                                CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of Lender hereunder, it is understood and agreed that this Amendment shall not become effective, including, without limitation, the amendments contained in Section B and the consent contained in Section C, and no Company shall have any rights hereunder until satisfaction of the following conditions precedent on or prior to December 5, 2014:

1.           Lender shall have received each of the following documents, each dated as of the date hereof and in form and substance satisfactory to Lender:

a.	executed counterparts to this Amendment from Borrowers, each of the Guarantors and the Lender and to the Fee Letter executed by Borrowers and Lender in connection with this Amendment;

b.	a fully executed amendment to the GS Term Loan Agreement which consents to the Heartland Acquisition;

c.	a fully executed copy of the Vertex OH Shared Services Agreement;

d.
fully executed copies of the Heartland Purchase Agreement (including all schedules and exhibits thereto), all amendments to the Heartland Purchase Agreement, and each other material document entered into in connection with the Heartland Acquisition, including, without limitation, the Escrow Agreement (as defined in the Heartland Purchase Agreement) and all leases with the Seller (as defined in the Heartland Purchase Agreement), each certified as being true, correct and complete by an Authorized Officer of Company;

e.
(i) the results of a recent search, by a Person satisfactory to Lender, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property acquired in the Heartland Acquisition, together with copies of all such filings disclosed by such search, and (ii) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

f.
a title report issued by a title company reasonably satisfactory to Lender with respect to each Real Estate Asset to be purchased by Vertex Refining OH in the Heartland Acquisition, dated not more than thirty days prior to the First Amendment Effective Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein;

g.
reports and other information, in form, scope and substance satisfactory to Lender, regarding environmental matters relating to the Real Estate Assets to be acquired or leased in the Heartland Acquisition, which reports shall include a Phase I Report for each of the Real Estate Assets specified by Lender; and

h.
payoff or release letters from the lenders holding Liens on the assets to be acquired in the Heartland Acquisition together with all documents or instruments necessary to release all Liens securing Indebtedness owed to such lenders.

2.           Lender shall have received evidence in form and substance reasonably satisfactory to Lender demonstrating that on the date hereof, immediately after giving effect to this Amendment, the Heartland Acquisition and all other transactions contemplated to occur on the date hereof, Vertex Refining OH shall have unrestricted Cash and Cash Equivalents held in a separate account in the name of Vertex Refining OH in an amount at least equal to $1,500,000.

3.           Lender shall have received copies of all required consents, releases and terminations of liens and claims under the Heartland Purchase Agreement, including, without limitation, those set forth on Schedules 6.02(d) and 7.03(b) to the Heartland Purchase Agreement and the Heartland Acquisition shall have been consummated in compliance with (a) all applicable laws and (b) the terms and provisions of the Heartland Purchase Agreement; the Heartland Acquisition Documents shall not have been amended, restated, supplemented or otherwise modified and no term thereof shall have been waived without the prior written consent of Lender.

4.           Lender shall have received reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Lender).

5.           Lender shall have received correspondence in form and substance reasonably satisfactory to Lender from Reinhart Boerner Van Deuren s.c. (“Reinhart”) to the effect that Reinhart has received not less than $1,500,000 in its client trust account from the issuance of Capital Stock by Holdings to the Cowart GRATs, and that upon the closing of the Heartland Acquisition and the execution and delivery of this Amendment by all parties hereto and the execution and delivery of the amendment to the GS Term Loan Agreement referred to in Section E.1.b. hereof by all parties thereto, that Reinhart will transfer all such amounts to Vertex Refining OH.

6.           Lender shall have received payment of the amendment fee which is due and payable under the terms of that certain Fee Letter dated of even date herewith among Borrowers and Lender.

F.           REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Amendment, each Company hereby represents and warrants to Lender that:

1.           Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

2.           The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Company that is a party thereto.

3.           The execution, delivery and performance by each Company of this Amendment and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Lender); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lender.

4.           The execution, delivery and performance by each Company of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

5.           This Amendment has been duly executed and delivered by each Company and is the legally valid and binding obligation of such Company, enforceable against such Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.           After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date, and, other than the Designated Defaults, no Default or Event of Default has occurred and is continuing as of the date hereof.

G.           OTHER AGREEMENTS

1.           Continuing Effectiveness of Loan Documents.  As amended hereby, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of each Company party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

2.           Reaffirmation of Guaranty.  Borrowers and each Guarantor consents to the execution and delivery by Borrowers and each Guarantor of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the Obligation. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing the Obligation or any other obligation or debt of Borrowers to Lender, or any actions now or hereafter taken by Lender with respect to the Obligation, the Guaranty to which any Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of each Guarantor under the Guaranty to which such Guarantor is a party.

3.           Acknowledgment of Perfection of Security Interest. Each Company hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Lender under the Credit Agreement and the other Loan Documents, including, without limitations, Liens granted under the Deeds of Trust, are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

4.           APPLICABLE LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

5.           No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord and satisfaction in regard thereto.

6.           Costs and Expenses.  Borrowers agree to pay on demand all costs and expenses of Lender in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Lender with respect thereto.

7.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Amendment.

9.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signatures are on the following pages.]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS: VERTEX ENERGY OPERATING, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX ENERGY, INC.
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
GUARANTORS:
VERTEX ACQUISITION SUB, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX MERGER SUB, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX REFINING NV, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer

  Signature Page to First Amendment to Amended and Restated Credit Agreement
(Vertex Energy, Inc. and Vertex Energy Operating, LLC)

VERTEX REFINING LA, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
CEDAR MARINE TERMINALS, LP CROSSROAD CARRIERS, L.P. VERTEX RECOVERY, L.P. H & H OIL, LP.
By: Vertex II GP, LLC, as sole general partner of each of the foregoing
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
VERTEX II GP, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer
GOLDEN STATE LUBRICANTS WORKS, LLC
By: /s/ Benjamin P. Cowart Benjamin P. Cowart President & Chief Executive Officer

  Signature Page to First Amendment to Amended and Restated Credit Agreement
(Vertex Energy, Inc. and Vertex Energy Operating, LLC)

LENDER:
BANK OF AMERICA, N.A.
By: /s/ Rebecca L. Hetzer Rebecca L. Hetzer Senior Vice President

  Signature Page to First Amendment to Amended and Restated Credit Agreement
(Vertex Energy, Inc. and Vertex Energy Operating, LLC)

Schedule A

I.             Events of Defaults

a)
an Event of Default has occurred under Section 11.2 of the Credit Agreement as a result of Borrowers’ failure to comply with the Fixed Charge Coverage Ratio set forth in Section 10.1 of the Credit Agreement for the period ending September 30, 2014;

b)
an Event of Default has occurred under Section 11.2 of the Credit Agreement as a result of Borrowers’ failure to comply with the minimum Consolidated Adjusted EBITDA set forth in Section 10.3 of the Credit Agreement for the nine month period ending September 30, 2014;

c)
an Event of Default has occurred under Section 11.2 of the Credit Agreement as a result of Borrowers’ failure to satisfy the requirements of Items 2, 3, 4, and 6 of the Post-Closing Letter Agreement, dated May 2, 2014, among Borrowers and Lender; and

d)
multiple Events of Default have occurred under Section 11.13 of the Credit Agreement as a result of the occurrence of multiple events of default under the GS Term Loan Agreement, including, but not limited to, those certain events of default listed on Schedule A attached to that certain First Amendment to Credit and Guaranty Agreement dated December 5, 2014 by and among Vertex-Operating, Holdings, the guarantors party thereto, Term Loan Agent, and the lenders party thereto.

Schedule A to First Amendment to Amended and Restated Credit Agreement